Exhibit 99

Dillard’s, Inc. Reports September Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 8, 2009--Dillard’s, Inc. (NYSE:DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the five weeks ended October 3, 2009 were $519,262,000 compared to sales for the five weeks ended October 4, 2008 of $568,474,000. Total sales decreased 9%. Sales in comparable stores decreased 6% for the five-week period.

Sales for the 35 weeks ended October 3, 2009 were $3,733,717,000 compared to sales for the 35 weeks ended October 4, 2008 of $4,356,163,000. Total sales decreased 14%. Sales in comparable stores decreased 12% for the 35-week period.

During the five weeks ended October 3, 2009, sales were slightly above the average total Company trend in the Eastern region, consistent with trend in the Central region and below trend in the Western region. The sales performances in the home and furniture category and the men’s category were significantly below trend. Sales of shoes were significantly stronger than trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations